Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2008, with respect to the consolidated financial statements and schedule of Oscient Pharmaceuticals Corporation included in the Registration Statement (Form S-4) and related Prospectus of Oscient Pharmaceuticals Corporation for the registration of 12.50% Convertible Senior Notes due 2011 and shares of its common stock.

/s/    Ernst & Young LLP

Boston, Massachusetts

September 5, 2008